News Release

Contact:
John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Third Quarter Results

DALLAS – May 25, 2005 – Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced revenues of $19.8 million for the third quarter of fiscal year 2005, a seven percent increase compared to $18.5 million for the third quarter of the prior year. The company reported net income of $468,000, or $0.04 per diluted share, for the quarter compared to net income of $707,000, or $0.06 per diluted share, for the same period a year ago.

     For the nine months ended April 30, 2005, the company reported record revenues of $59.7 million compared to $57.1 million for the same period of fiscal year 2004. Net income for the first nine months of fiscal year 2005 was $2.4 million, or $0.21 per diluted share, compared to $3.8 million, or $0.33 per diluted share, for the first nine months of fiscal year 2004.

     Compared to the third quarter of the prior fiscal year, software license revenue increased 52 percent to $2.8 million, and ASP hosting revenue increased 12 percent to $6.6 million. Professional services revenue decreased four percent to $5.2 million, and maintenance revenue decreased two percent to $5.2 million.

     Third quarter net income was less than the same period of the prior year primarily due to lower margin in the company’s ASP business, increased product development costs, increased software amortization, expenses associated with Sarbanes-Oxley compliance, and costs associated with the relocation of the company’s corporate headquarters.

-MORE-

DOCUCORP, THIRD QUARTER 2005 RESULTS	ADD #1

     “We are pleased with the improvements in our software license sales and specifically the European software license sales,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “Our European operations realized record revenues for the quarter and have experienced their fourth consecutive quarter of sequential revenue growth.”

     “Considering the acquisition of Newbridge Corporation late in the first quarter of the current fiscal year, I am disappointed in our ASP revenue growth, as well as the ASP margin,” said Andereck. “However, I remain confident in our ability to grow our ASP revenue as evidenced by our recently announced signing of a multi-million dollar contract with Capgemini Energy Limited Partnership.”

     “We remain committed to growing our revenues and enhancing our profitability for the benefit of our stockholders, employees and partners,” said Andereck. “Our focus during the recent quarter was on generating sales and improving the sales organization. While we clearly made progress, we need to continue to concentrate on accelerating sales.”

About Docucorp

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including many of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta; Silver Spring, Md.; Bedford, N.H.; Eindhoven, Netherlands; Brussels, Belgium; Prague, Czech Republic; Zurich, Switzerland; and London.

-MORE-

DOCUCORP, THIRD QUARTER 2005 RESULTS	ADD #2

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

###

Consolidated Statements of Operations and Balance Sheet follow.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months		Nine Months
	Ended April 30,		Ended April 30,
	2005	2004	2005	2004
Revenues
ASP hosting	$6,559	$5,882	$20,150	$17,778
Professional services	5,246	5,485	16,227	15,596
License	2,756	1,814	7,427	7,606
Maintenance	5,218	5,329	15,935	16,074

Total revenues	19,779	18,510	59,739	57,054

Cost of revenues
ASP hosting	6,092	4,909	17,858	14,592
Professional services	4,169	4,616	12,502	12,924
License	1,044	868	3,002	2,296
Maintenance	393	346	1,120	1,023

Total cost of revenues	11,698	10,739	34,482	30,835

Gross profit	8,081	7,771	25,257	26,219

Operating expenses
Product development	2,180	1,858	6,404	6,046
Sales and marketing	3,040	2,700	8,817	8,339
General and administrative	2,064	1,800	6,065	5,199

Total operating expenses	7,284	6,358	21,286	19,584

Income from operations	797	1,413	3,971	6,635
Interest expense	(118)	(149)	(442)	(481)
Other income (expense), net	82	(53)	326	280

Income before income taxes	761	1,211	3,855	6,434
Provision for income taxes	293	504	1,484	2,671

Net income	$468	$707	$2,371	$3,763

Basic net income per share	$0.04	$0.07	$0.22	$0.37

Weighted average basic shares outstanding	10,741	10,359	10,609	10,050

Diluted net income per share	$0.04	$0.06	$0.21	$0.33

Weighted average diluted shares outstanding	11,621	11,720	11,561	11,328

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	April 30,	July 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$7,971	$12,336
Accounts receivable, net of allowance of $462 and $375, respectively	17,487	16,752
Current portion of deferred taxes	112	112
Income tax receivable	817	817
Other current assets	2,688	2,461

Total current assets	29,075	32,478
Property and equipment, net of accumulated depreciation of $19,383 and $16,664, respectively	9,963	8,073
Software development costs, net of accumulated amortization of $24,882 and $22,096, respectively	13,470	12,269
Goodwill, net of accumulated amortization of $4,940	9,738	5,846
Identifiable intangibles, net of accumulated amortization of $64 and $0, respectively	956	—
Other assets	554	573

Total assets	$63,756	$59,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,063	$1,473
Accrued liabilities:
Accrued compensation	2,210	2,104
Other	1,919	1,783
Income taxes payable	1,190	158
Current portion of capital lease obligations	1,271	626
Current portion of long-term debt	3,616	3,550
Deferred revenue	11,283	12,038

Total current liabilities	23,552	21,732
Deferred taxes	4,835	4,835
Long-term capital lease obligations	2,454	1,716
Long-term debt	4,371	6,804
Other long-term liabilities	1,662	1,353
Commitment and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	47,959	47,350
Treasury stock at cost, 5,506,385 and 6,050,429 shares, respectively	(30,611)	(33,635)
Retained earnings	12,133	9,821
Unearned compensation	(2,201)	(402)
Foreign currency translation adjustment	(564)	(501)

Total stockholders’ equity	26,882	22,799

Total liabilities and stockholders’ equity	$63,756	$59,239